Exhibit 23.1

Consent of Independent Auditors

The consolidated financial statements of Peoples, Inc. and Subsidiaries as of December 31, 2016, 2015 and 2014 and for the years then ended, included in Exhibit No. 99.2 of the Current Report on Form 8-K of National Bank Holdings Corporation, have been audited by Eide Bailly LLP, independent auditors, as stated in their report appearing herein.

We consent to the inclusion in the Current Report on Form 8-K of National Bank Holdings Corporation (the Company) as well as the incorporation by reference in the registration statement No. 333-177971 on Form S-1, No. 333-184054 on Form S-3, and No. 333-204071 and No. 333-195785 on Form S-8 of the Company of our reports, dated April 28, 2017 and April 4, 2016, on our audit of the consolidated financial statements of Peoples, Inc. and Subsidiaries.

/s/ EIDE BAILLY LLP Denver, Colorado January 2, 2018